UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2006
STRATAGENE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50786 (Commission File Number)	33-0683641 (IRS Employer Identification No.)

11011 North Torrey Pines Road, La Jolla, California (Address of Principal Executive Offices)		92037 (Zip Code)
Registrant’s telephone number, including area code: (858) 373-6300

(Former Name or Former Address, if Changed Since Last Report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

     This Current Report on Form 8-K is filed by Stratagene Corporation, a Delaware corporation (the “Company”), in connection with the matters described herein.
Item 7.01. Regulation FD Disclosure.
     Stratagene Corporation (La Jolla, CA Nasdaq:STGN) and Takara Bio Inc. (Shiga, Japan TSE: 4974) have reached a mutually beneficial settlement resolving their patent disputes in the field of enzyme blends that are widely used in polymerase chain reaction (PCR) technology.
     PCR is a molecular biology technique that allows a small amount of a DNA molecule to be amplified many times, making analysis of the DNA much easier. PCR is commonly used in medical and biological diagnosis and research for a variety of tasks, such as the detection of hereditary diseases, the identification of genetic fingerprints, the diagnosis of infectious diseases, the cloning of genes, and paternity testing.
     As a result of the settlement, all pending litigation over patent issues in the U.S. District Court for the District of Maryland and in the U.S. Patent & Trademark Office will be dismissed. Potential disputes in the future will be avoided through cross-licenses of the parties’ respective patent rights relating to enzyme blends.
     Financial details of the settlement were not made available, however, each company said it believes the principal, direct financial effect of the settlement will be the avoidance of the costs and risks of continued litigation. The companies confirmed that the only payments involved would be future, reasonable royalties to be paid by each to the other under certain licensed patents. Each company also will be free to continue its own program of independently licensing its patents to other companies.
About Stratagene Corporation
     Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
About Takara Bio
     Takara Bio Inc. is a well-established Japanese biotechnology company based in Shiga, Japan, committed to preventing disease and improving the quality of life of people around the world through the use of biotechnology. The main focus of its business is genomics and biotechnology research reagent and equipment, gene and cell-based diagnostics and therapies, and agricultural biotechnology. With a proven record in the history of biotechnology, Takara Bio is a leading company in creating innovative technologies. Through strategic alliances with other industry leaders, the Company aims to become a leader in creating innovative technologies and plans to extend its reach around the world.
     In accordance with General Instruction B.2. of Form 8-K, the information contained in this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Such information shall not be incorporated by reference in any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such a filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2006	STRATAGENE CORPORATION
	By:	/s/ STEVE MARTIN
		Name:	Steve Martin
		Title:	Vice President and Chief Financial Officer